First National Community Bank Announces $8 Million Earnings Increase for First Quarter

DUNMORE, Pa. (April 29, 2010)—First National Community Bancorp, Inc., the parent company of Dunmore-based First National Community Bank (FNCB), today reported net income of $1.959 million, or $.12 per share, for the first quarter of 2010 ending March 31, representing an $8 million increase in earnings.

Interim President and CEO Jerry Champi noted this significant increase in earnings is largely due to several factors:
•	a decrease of $8.388 million in the provision for credit losses;
•	a decrease of $2.503 million in net impairment losses; and
•	a decrease of $2.237 million in the provision for off-balance sheet commitments.

These improvements were offset by a reduction of recoverable income taxes of $6.249 million.

“We are quite pleased with this performance, given the current sluggish state of the banking industry and the economy overall,” Champi said. “We’ve taken a number of proactive measures to help ensure long-term stability for the institution over the last year, and we’re beginning to see the results of those efforts take shape.”

As of March 31, 2010, total FNCB assets were $1.4 billion, with net loans of $920 million and deposits of $1.1 billion.

At quarter’s end, FNCB’s total capital was $92.691 million with capital ratios improved to:
•	Total Risk-based Capital of 12.62%;
•	Tier I capital of 9.28%; and
•	Tier I Leverage Ratio of 8.03%.

All measures exceed the current “well-capitalized” regulatory requirements.

The FNCB annual shareholders’ meeting is scheduled for May 19, at which time shareholders will be asked to amend the company’s articles of incorporation to consider authorizing the issuance of 20 million shares of $1.25 par value, preferred stock. Champi emphasized that the company has no immediate plans to issue the shares at this time, the Board of Directors believes this approval will give the company the flexibility it needs to respond to capital market opportunities and other situations in the best interest of the company and its shareholders, as they occur.

For more information about FNCB, visit www.fncb.com.

About FNCB
First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Corporation’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Corporation’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the Corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

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MEDIA CONTACT:
Judy LaCouture
AVP/Director of Marketing
First National Community Bank
(570) 340-6144
jlacoutu@fncb.com